Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-3) and related Prospectuses of Inovio Pharmaceuticals, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 1, 2023, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2023